PROSPECTUS                                      FILED PURSUANT TO RULE 424(b)(3)
                                                REGISTRATION FILE NO.: 333-82619

                                1,714,668 Shares

                                     [LOGO]

                                   ESOFT, INC.

                                  Common Stock

                           --------------------------

         The 1,714,668 shares of common stock, $.01 par value, offered hereby are being offered by certain of our stockholders. See "Selling Stockholders."

         Our common stock recently became listed and began trading on the Nasdaq SmallCap Market under the symbol "ESFT." Prior to such listing, our common stock was listed on the Vancouver Stock Exchange, but there was no trading market for eSoft common stock in the United States. Although our Common Stock is now listed for trading in the United States, there can be no assurance that an active public market will develop, or that if developed, will be sustained. The offering price of the common stock to be offered by this Prospectus will be determined by the market price in effect from time to time. See "Plan of Distribution."

                           ---------------------------

         THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS," LOCATED AT PAGES 6 THROUGH 18.

                           ---------------------------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
             SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE
                 SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS
                    TRUTHFUL OR COMPLETE. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is September 8, 1999.

         YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. NEITHER WE NOR ANY OF THE SELLING STOCKHOLDERS HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. NEITHER WE NOR ANY OF THE SELLING STOCKHOLDERS IS MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THE PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THE FRONT OF THIS PROSPECTUS.

                                TABLE OF CONTENTS

                                                                                '
Where You Can Find More Information ......................................... 3
Incorporation of Certain Documents by Reference ............................. 3
Summary ..................................................................... 4
Risk Factors Relating to an Investment in eSoft Common Stock ................ 6
Disclosure Regarding Forward-Looking Statements ............................. 11
Use of Proceeds ............................................................. 11
Selling Stockholders ........................................................ 12
Description of eSoft Common Stock ........................................... 15
Plan of Distribution ........................................................ 16
Validity of Securities ...................................................... 18
Experts ..................................................................... 18

                       WHERE YOU CAN FIND MORE INFORMATION

    eSoft files annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1 (800) SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."

    We have filed a Registration Statement on Form S-3 to register with the Securities and Exchange Commission the eSoft common stock offered by this Prospectus. This Prospectus is part of that Registration Statement. As allowed by Securities and Exchange Commission rules, this Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

    You can obtain a complete copy of the Registration Statement, including exhibits, without charge by submitting a request in writing or by telephone to us at the following addresses:

                               Investor Relations
                                   ESOFT, INC.
                      295 Interlocken Boulevard, Suite 500
                           Broomfield, Colorado 80021
                                 (303) 444-1600

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Securities and Exchange Commission allows us to "incorporate by reference" information filed with it, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered to be a part of this prospectus. In addition, information we file with the Commission in the future will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We are incorporating by reference the documents listed below and any future filings made with the Commission under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares of common stock described in this prospectus are sold:

    o Annual Report on Form 10-KSB/A-1 for the fiscal year ended December 31, 1998;

    o Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1999; and

    o    Current Report on Form 8-K filed June 9, 1999.

    o    Current Report on Form 8-K filed June 28, 1999

    You may request a copy of these filings at no cost, by writing us at 295 Interlocken Boulevard, Suite 500, Broomfield, Colorado 80021, Attention:
Director of Investor Relations or telephoning us at (303) 444-1600.

                                     SUMMARY

THE COMPANY

    We develop and market a product line of Internet protocol adapters that are marketed under the name Team Internet(R) and IPAD. The Team Internet(R) and IPAD products each are designed to be a total Internet/Intranet connectivity solution for small and medium sized businesses, institutions and educational sites that can be easily and economically installed and managed by existing systems personnel.

    We recently concluded a strategic combination with Apexx Technology, Inc. that resulted in Apexx becoming our wholly owned subsidiary. Apexx is an Idaho corporation that provides easy and affordable computer networking solutions that enhance decision speed and communication capabilities to growing organizations. Apexx's award-winning TEAM Internet(R) family of products, targeted to small to medium sized businesses, provides a turnkey Internet/Intranet solution that gives the customer a powerful, affordable and easy to manage Internet presence. The key features include Internet connectivity/routing, firewall protection, an e-mail server, Web browsing, Web publishing capabilities and Web filtering applications.

    Our principal executive office is located at 295 Interlocken Boulevard, Suite 500, Broomfield, Colorado 80021, and our telephone number is (303) 444-1600.

THE OFFERING

    We are registering an aggregate of 1,714,668 shares of our common stock to be offered for sale by certain of our stockholders. These shares are held or issuable as follows:

Shares presently owned by Selling Stockholders:                                   1,210,350

Shares issuable to five Selling Stockholders, who
have provided us with financial advisory
services, upon the exercise of outstanding
warrants to purchase eSoft common stock at an
exercise price of $4.25 per share:                                                  159,318

Shares issuable to four Selling Stockholders, who
are some of our financial advisors or their affiliates,
upon the exercise of outstanding warrants to purchase
eSoft common stock at exercise prices of $4.60
and $6.98 per share:                                                                110,000

Shares issuable to one Selling Stockholder, who
is one of our consultants, upon the exercise of
outstanding warrants to purchase eSoft common
stock at an exercise price of $5.34 per share:                                       35,000

Shares issuable to two Selling Stockholders, who
are two of our consultants, upon the exercise of
outstanding warrants to purchase eSoft common
stock at an exercise price of $4.75 per share:                                      200,000
                                                                                  ---------
    Total:                                                                        1,714,668

    We will not receive any of the proceeds from the sale of eSoft common stock by the Selling Stockholders. If all of the warrants described above are exercised at their current exercise prices, we will receive approximately $2,558,001 from the purchase of eSoft common stock pursuant to the warrants.

          RISK FACTORS RELATING TO AN INVESTMENT IN ESOFT COMMON STOCK

    In evaluating eSoft and its business, investors should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this Prospectus. In addition, certain information included in this Prospectus is forward-looking. Such forward-looking information involves significant risks and uncertainties, including those discussed below, that could cause actual future results to differ significantly from those expressed in any forward-looking statements made by, or on behalf of, us. See "Cautionary Statements Concerning Forward Looking Statements."

FAILURE TO ACHIEVE BENEFITS AND RISKS FROM INTEGRATION OF OPERATIONS

    We expect that the Apexx merger will create a more competitive company. This requires the integration of two companies' systems and technologies that previously operated independently. We have begun to integrate the development, production and marketing of eSoft's and Apexx's previously separate product lines, as well as their administrative and financial reporting systems. We will be required to create a common interface for the overall support of their products in order to generate efficiencies in technical support of both platforms. Additionally, we must develop a common hardware platform to gain efficiencies in production and thus competitive margins for the combined entities. No assurance can be given that we will be able to integrate the Apexx operations and market a common product line without encountering difficulties or experiencing the loss of key employees or customers, or that the synergies anticipated from such integration will be realized. Because eSoft's and Apexx's products overlap in functionality and target market, sales of certain products may diminish as the combined company restructures its product line; this may result in an initial reduction of sales growth following the merger until rebranding of each product line can be accomplished.

MERGER-RELATED CHARGES

    We estimate that, as a result of the merger, we will incur consolidation and integration expenses of approximately $100,000. In addition, it is expected that we will incur merger related expenses of approximately $798,000. We expect to expense the anticipated $1,048,000 pre-tax charge relating to the merger in the second quarter of 1999. The foregoing amounts are preliminary and the actual amounts may be higher or lower. Moreover, we may incur additional unanticipated expenses in connection with the integration of eSoft's and Apexx's businesses.

COMBINED COMPANY WILL EXPERIENCE INCREASED CAPITAL REQUIREMENTS

    During 1999, we intend to continue rapid expansion of sales and marketing expenditures to develop a North American wholesale distribution network, resulting in significantly increased selling, general and administrative expenses and capital expenditures to meet this rapid expansion. We have accelerated an $800,000 marketing program to market and generate new sales leads under the name TEAM Internet(R). These increased expenditures are anticipated to consume substantially all of our working capital. In addition, both eSoft and Apexx have suffered losses from operations in the past, and we expect to continue to incur losses in support of our emerging growth. As a result of these factors, we expect to experience increased capital requirements.

    In addition, we are at an early stage of development of our business in an emerging market; as a result, our business prospects, rate of growth and results of operations are unpredictable. Neither increases or declines in our net revenue from quarter to quarter, nor increases in our losses from one fiscal quarter to the next, can be accurately forecasted in these emerging growth markets. We are expending significant resources to quickly build market penetration and market share, and the success of these marketing programs cannot be accurately predicted. Thus additional working capital may be required to attain our overall growth objectives.

    There can be no assurance that cash flow contributions from operations, coupled with presently available working capital, will be sufficient to fully fund the planned expansion of sales and marketing activities, other increased expenditures and losses incurred from this expansion. In addition, there can be no assurance that we will be able to obtain sufficient capital on acceptable terms, from internal or external sources, to support losses from operations or to pursue our growth plans. In the event that cash flow from operations, if any, together with the proceeds of any future financings, are insufficient to meet all of these expenses, we will be required to re-evaluate our planned expenditures and allocate our total resources in such a manner as the board of directors and management deems to be in our best interest.

LIMITED OPERATING AND SALES HISTORY

    We first entered the Internet connectivity marketplace in 1995 with the IPAD 5000, which is focused at Internet service providers. In 1997, we released the IPAD 2500 and the IPAD 1200 as products to serve the small to medium sized business market. Through the first quarter of 1999, we have sold less than 1,800 units of these products, so we have not yet gained significant market exposure or demonstrable market acceptance. Given the absence of a clear market acceptance with respect to these two newly introduced products, which in turn are projected to be responsible for approximately 90% of our system sales in 1999, there can be no assurance that we will achieve our targeted market penetration rates, and associated growth in sales revenues.

ANTICIPATED MARKET GROWTH AND RELIANCE UPON THE INTERNET

    Our anticipated future growth in sales revenue is dependent upon the rate of growth of the market for our systems. Growth of this market in turn is dependent, in part, upon both the rate of growth of the Internet, and its reputation as a secure, architecturally stable, and reliable communications medium. Should these conditions erode, our sales prospects may be adversely affected. Moreover, there is no assurance that we will be able to capture an increasing or consistent share of the market for an all-in-one appliance that permits companies to connect to the Internet.

RECENT LOSSES

    We have incurred losses during the fiscal years ended December 31, 1997 and 1998 and during the first quarter of 1999. Our ability to restore profitability in future reporting periods is uncertain. It is anticipated that, with the increased expenditures required to build our corporate infrastructure, we will have higher expenses than gross profits generated by our operations. As a result, we expect to continue to incur losses during this fiscal year.

TECHNOLOGICAL ADVANCES AND OBSOLESCENCE

    We operate within an industry subject to a rapid pace of technological obsolescence. We will seek to continuously enhance our products with technological improvements. There can be no assurance as to our ability to successfully and timely complete any or all of our development projects in order to establish and maintain a position at the leading edge of technological trends within our industry.

COMPETITION; FEW BARRIERS TO ENTRY

    The Internet connectivity business is highly competitive. A number of our competitors are very well established in the marketplace, with larger sales volumes, broader brand name recognition, and a wider base of technical resources. Most of our competitors have greater financial resources than we do, and Intel Corporation has invested in one of our competitors. In addition, IBM has acquired Whistle, one of our more significant competitors. As the market expands for products that perform in a manner similar to that of our product line, we expect that a broader range of both small and large industry participants will enter the market place with competing products. As competition increases, profit margins on sales may diminish. There can be no assurance that we will be able to effectively compete against such competitors given their strong market presence, or that we will be able to attain and maintain anticipated gross margins over time.

PROPRIETARY PROTECTION

    Certain of our products are not protected by registered trademarks, and we have not filed any patent or design utility applications in any jurisdiction. The absence of such proprietary protection may diminish our ability to distinguish ourselves from other industry competitors. In addition, while we license our software to purchasers and restrict unauthorized use under our licensing provisions, this does not protect us from an erosion of potential revenue due to illicit software use and piracy.

REGULATORY REQUIREMENTS

    The industry in which we operate is subject to a variety of regulatory rules and requirements in the United States, Europe and countries where we hope to establish markets. In particular, some products require access to telecommunications carriers and are therefore subject to regulation in the United States by the Federal Communications Commission and by other governmental regulatory agencies in foreign countries. While the Internet is largely unregulated, changes in telecommunication regulations in various countries might impact the marketing of Internet related products. We have performed product testing at accredited test facilities and the product has passed the FCC tests. Our components that make up the finished product utilize UL approved components. We also have acquired the requisite product approval from the appropriate agency that permits the marketing of Internet products in the European Union. Our products may, however, be subject to other regulatory requirements adopted in various countries. Any such regulatory requirements could adversely affect our ability to effectively compete in any market where such regulations are adopted.

TELEPHONE CONNECTION COSTS AS IMPEDIMENTS IN FOREIGN COUNTRIES

    A significant cost factor for users of our networking products in certain countries is the cost of maintaining a telephone line committed to access to the Internet. Deregulation of telephone line access has begun in Europe in the last several months and telephone line access costs are expected to decline there, and deregulation in South America is beginning. There can be no assurance as to when or at what pace any deregulation will have the effect of significantly reducing the cost of phone service utilization 24 hours per day and 7 days per week. With costs at their present levels, the demand for Internet access, and therefore for our products, may mature slowly in some countries, affecting our ability to penetrate those markets.

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




CONCENTRATION OF SALES

    During the fiscal year ended December 31, 1998, we had two customers that represented 46% and 13% of our revenue for the fiscal year ended December 31, 1998. In addition, these two customers represented 87% of our accounts receivable at December 31, 1998. With such concentration of our sales, we are exposed to significant declines in revenue in future periods if any large customer discontinues or substantially reduces its purchases in future periods. Moreover, our credit risk concentration makes us more vulnerable to a default in payment. In addition, the larger customers are electronic products distributors and telecommunication companies in foreign countries that have recently become distributors of the products and have purchased significant quantities of the products to establish inventories of the distributors and their affiliated resellers or dealers or end customers. Unless the products are promptly resold to end users, future sales to these distributors and telecommunication companies will likely decline.

CONCENTRATION OF PURCHASES

    During the fiscal year ended December 31, 1998, we had two vendors that accounted for 10% or more of our purchases during that period. These two vendors represented 60% of our total purchases for the fiscal year ended December 31, 1998. With such concentration of purchases, we are exposed to the risk that these suppliers of product for our finished goods may be unable to support us in the future. We have explored alternative suppliers for our major supplier of the base unit hardware; however we may not be able to quickly execute and have delivery from these alternative suppliers to meet demand. An inability to source this product from other suppliers would likely have a material adverse impact on our ability to attain or maintain profitability.

NEW, UNDEVELOPED PUBLIC MARKET

    Our common stock became listed and began trading on the Nasdaq SmallCap Market on August 6, 1998. Prior to such listing, there was no public market for the eSoft common stock in the United States. Between March 17, 1998 and September 9, 1998, our common stock was traded on the Vancouver Stock Exchange. There can be no assurance that an active public market on the Nasdaq SmallCap Market will develop or be sustained.

YEAR 2000 ISSUES

    The Year 2000 ("Y2K") computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

    All new products and upgrades that we introduce are or will be Y2K compliant. We have tested the remainder of the IPAD system and connections of the IPAD product line to other systems utilizing standard Internet protocols. The testing completed on the IPAD product line to date has led us to believe that the IPAD product will not be affected by a connection to a non-compliant Y2K system. We have been testing our existing products for use in the Year 2000 and beyond, and all IPAD products produced after November 1, 1997 are Y2K compliant until 2036. The results of our testing suggest that version 2.03 and each later version of each of our products are Y2K compliant.

    However, our testing does not cover every possible computing environment. Accordingly, some customers may have Y2K problems with products that we believe are Y2K compliant. For instance, our customers may be operating on older versions of hardware platform utilizing our products software. Early models of the IPAD 2500 and 4500 products shipped before November 1, 1997 may include a BIOS in the computer hardware that is not Y2K compliant. The number of IPAD units affected is estimated to be a small percentage of the installed base. In February 1999 an IPAD software upgrade was released to correct the specific issues caused by use of the non-compliant BIOS. In addition, there is a plan to replace the non-compliant BIOS with a Y2K compliant BIOS if the customer prefers a hardware fix.

    We have tested the discontinued TBBS products that it no longer markets for Y2K compliance, some of which might still be in use. Our TBBS product had one deficiency associated with Y2K, which was corrected with a free update released in October 1998. We expect that any customers that materially rely on such discontinued products will test them for Y2K compliance and notify us if there are problems. Our experience in developing Y2K compliant versions of our existing products suggests that if it is required to correct Y2K problems in such discontinued products, it could do so without incurring material expenses. There will be another free update released in the second quarter of 1999 to correct a similar deficiency in TBBS add-on modules.

    We also may be affected by Y2K issues related to non-compliant internal systems developed by us or by third-party vendors. We have reviewed our internal systems, including our accounting system, and have found them to be Y2K compliant. We are not currently aware of any Y2K problem relating to any of our internal, material systems and we do not believe that we have any material systems that contain embedded chips that are not Y2K compliant.

    Our internal operations and business are also dependent upon the computer-controlled systems of third parties such as suppliers, customers and service providers. Management believes that absent a systemic failure outside our control, such as a prolonged loss of electrical or telephone service, Y2K problems at such third parties will not have a material impact on us. We have no contingency plan for systemic failures such as loss of electrical or telephone services. Our contingency plan in the event of a non-systemic failure is to establish relationships with alternative suppliers or vendors to replace failed suppliers or vendors. Other than the previously described testing, and remedying problems identified by testing or from external sources, we have no other contingency plans or intention to create other contingency plans.

    If we fail to make our products Y2K compliant, we could see a decrease in sales of our products, an increase in allocation of resources to address Y2K problems of our customers without additional revenue commensurate with such dedication of resources, or an increase in litigation costs relating to losses suffered by our customers due to such year 2000 problems. Failures of our internal systems could temporarily prevent us from processing orders, issuing invoices, and developing products, and could require us to devote significant resources to correcting such problems. But to our knowledge, the internal accounting systems have been attested by the supplier as Y2K compliant. Due to the general uncertainty inherent in the year 2000 computer problem, resulting from the uncertainty of the year 2000 readiness of third-party suppliers and vendors, we are unable to determine at this time whether the consequences of Y2K failures will have a material impact on our business, results of operations, and financial condition.

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




NO DIVIDENDS

    We have not paid dividends in the past and does not anticipate paying dividends in the near future. We expect to retain our earnings to finance further growth and, when appropriate, retire existing debt.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    We have made certain forward-looking statements in this document and in the documents referred to in this document that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of our management and on the information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results. These statements may be preceded by, followed by, or otherwise include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

    Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results and stockholder values may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Investors are cautioned not to put undue reliance on any forward-looking statements. Except for their ongoing obligations to disclose material information as required by the federal securities law, we do not have any intention or obligation to update forward-looking statements after they distribute this Prospectus, even if new information, future events or other circumstances have made them incorrect or misleading. For those statements, we claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

    You should understand that various factors, in addition to those discussed elsewhere in this document and in the documents referred to in this document, could affect our future results and could cause results to differ materially from those expressed in such forward-looking statements. For a discussion of certain of these important factors, see "Risk Factors Relating to an Investment in eSoft Common Stock."

                                 USE OF PROCEEDS

    We will not receive any of the proceeds from the sale of eSoft common stock by the Selling Stockholders. If all of the warrants described below are exercised at their current exercise prices, we will receive approximately $2,558,001 from the purchase of we common stock pursuant to the warrants. See "Summary -- The Offering."

                              SELLING STOCKHOLDERS

    The following table sets forth certain information regarding beneficial ownership eSoft common stock as of September 7, 1999 by the Selling Stockholders in this offering.

                                                SHARES BENEFICIALLY                                       SHARES BENEFICIALLY
                                           OWNED PRIOR TO THIS OFFERING                                OWNED AFTER THIS OFFERING
                                        -----------------------------------                       ----------------------------------
                                                                                    SHARES
                                                               PERCENT              OFFERED                           PERCENT
                                                                  OF                IN THIS                              OF
         NAME AND ADDRESS                   NUMBER           OUTSTANDING           OFFERING          NUMBER         OUTSTANDING(1)
-----------------------------------     --------------     ----------------     ---------------   -------------   ------------------
Copeland Consulting Group, Inc.....           209,917(2)         2.2%               224,917(2)            0               0%
5373 Lookout Ridge Drive
Boulder, CO 80301

Wan Technologies, Inc..............            15,000             *                  15,000               0               *
2316 Mall Park Drive
St. Louis, MO 63043

Wayne Farlow ......................           115,100            1.2%               115,100               0               0%
4020 Pinon Drive
Boulder, CO 80303

Robert C. Hartman, Jr. ............            52,222(3)          *                  29,500          22,722(3)            *
3837 S. Olathe Circle
Aurora, CO 80013

Cathy Lea .........................            41,111(3)          *                  30,000          11,111(3)            *
295 Interlocken Blvd., Suite 500
Broomfield, CO 80021

Chris Blaise......................             15,556(3)          *                  10,000           5,556(3)            *
295 Interlocken Blvd., Suite 500
Broomfield, CO 80021

Joseph W. Green....................            57,111(3)          *                  35,000          22,111(3)            *
2182 S. Grant St.
Denver, CO 80210

Marint Limited.....................           100,000            1.0%               100,000               0               0%
c/o 7 Rue du Gabian
MC 98000, Monaco

Welcome Opportunities Ltd..........           139,595            1.5%               139,595               0               0%
711 - 675 West Hastings Street
Vancouver, B.C.  V6B 1N2

Storie Partners, L.P...............           115,794            1.2%               115,794               0               0%
1350 One Bush Street
San Francisco, CA  94104

Marion Jack Rickard Jr.                       156,250            1.6%               156,250               0               0%
1740 Broadway
Denver, CO  80274

Everen Securities .................            20,000(4)         1.1%                20,000(4)            0               0%
80 South 8th Street
3400 IDS Center
Minneapolis, MN  55402

Stuart Mason ......................            50,000(5)          *                  50,000(5)            0               *
77 West Wacker, 26th Floor
Chicago, IL  60601

John S. Gallop ....................            13,500(6)          *                  13,500(6)            0               *
77 West Wacker, 31st Floor
Chicago, IL  60601

Thomas R. Reedy                                14,000(7)          *                  14,000(7)            0               *
77 West Wacker, 26th Floor
Chicago, IL 60601

Steven G. Shepard .................            12,500(8)          *                  12,500(8)            0               *
77 West Wacker, 26th Floor
Chicago, IL  60601

CCRI ..............................            35,000(9)          *                  35,000(9)            0               0%
3104 East Camelback Road, #539
Phoenix, AZ  85016

                                                SHARES BENEFICIALLY                                       SHARES BENEFICIALLY
                                           OWNED PRIOR TO THIS OFFERING                                OWNED AFTER THIS OFFERING
                                        -----------------------------------                       ----------------------------------
                                                                                    SHARES
                                                               PERCENT              OFFERED                           PERCENT
                                                                  OF                IN THIS                              OF
         NAME AND ADDRESS                   NUMBER           OUTSTANDING           OFFERING          NUMBER         OUTSTANDING(1)
-----------------------------------     --------------     ----------------     ---------------   -------------   ------------------
Daryl Yurek........................           72,189(10)        1.8%                72,189(10)              0            0%
1041 Kalmia Avenue
Boulder, CO  80304

Transition Partners Ltd............          128,550(11)        1.3%               128,550(11)              0            0%
1942 Broadway, Suite 303
Boulder, CO 80302

Investor Company of
  c/o TD Securities, Inc...........           32,424(12)          *                 32,424(12)             0             *
P.O. Box 1
The Toronto Dominion Centre
Toronto, Ontario

Cruttendon Roth, Inc. .............           40,394(13)          *                 40,394(13)             0             0%
809 Presidio Avenue, Suite B
Santa Barbara, CA  93101

Michel Cornis .....................           20,000(14)          *                 20,000(14)             0             0%
5 Avenue Theodore Flournoy
CH 1207
Geneva, Switzerland

Vail Securities Investment, Inc. ..           13,600(15)          *                 13,600(15)             0             0%
232 West Meadows
Vail, CO  81657

Boulder Venture Partners, LLC                100,000(16)          *                100,000(16)             0             *
1327 Spruce Street, Suite 300
Boulder, CO 80302

Brand Solutions ...................            5,500              *                  5,500                 0             0%
225 105th Avenue SE
Bellevue, WA  98004

Zeitgeist .........................              663              *                    663                 0             0%
2505 Walnut, Suite 100
Boulder, CO  80302

Great Ability Company, LTD.........           58,381              *                 58,381                 0             0%
C-1 - 1500 Hornby
Vancouver, BC V6Z 2R1
CANADA

Beechmont Company .................           40,867              *                 40,867                 0             0%
c/o Robert Gellert
122 E. 42nd Street
New York, NY 10168-0127

C. Channing Buckland ..............           14,595              *                 14,595                 0             0%
800 - 1450 Creekside Drive
Vancouver, BC V6J 5B3

Robert Gutenstein .................           14,595              *                 14,595                 0             0%
68 Wildwood Road
Ridgewood, NJ 07450

                                                SHARES BENEFICIALLY                                       SHARES BENEFICIALLY
                                           OWNED PRIOR TO THIS OFFERING                                OWNED AFTER THIS OFFERING
                                        -----------------------------------                       ----------------------------------
                                                                                    SHARES
                                                               PERCENT              OFFERED                           PERCENT
                                                                  OF                IN THIS                              OF
         NAME AND ADDRESS                   NUMBER           OUTSTANDING           OFFERING          NUMBER         OUTSTANDING(1)
-----------------------------------     --------------     ----------------     ---------------   -------------   ------------------
James M. Temple ...................           14,595             *                  14,595                  0              0%
2350 Broadway
Boulder, CO 80304

Herbert S. Amster .................           11,677             *                  11,677                  0              0%
2601 Heatherway
Ann Arbor, MI 48104

Murray Gruson......................            7,298             *                   7,298                  0              0%
68 Balmoral Avenue
Toronto, Ontario M4V 1J4
CANADA

Ian Wookey ........................            7,298             *                   7,298                  0              0%
37A Hazelton Avenue
Toronto, Ontario M5R 2E3
CANADA

Michael Levine ....................            5,838             *                   5,838                  0              0%
2122 NW 60th Circle
Boca Raton, FL 33496

James Oleynick ....................            5,838             *                   5,838                  0              0%
1749 McSpadden Avenue
Vancouver, BC V5N 1L3
CANADA

K. Dieter Heidrich ................           19,210             *                  19,210                  0              0%
230 Green Rock Drive
Boulder, CO 80302

    Total                                  1,795,168           18.1%             1,714,668             80,500              *%

---------------------------
*        Less than 1% of outstanding eSoft common stock

(1) For purposes of calculating shares beneficially owned after this offering, it is assumed that all shares offered hereunder that are purchasable upon the exercise of warrants have been purchased by the selling stockholder upon exercise of its warrants and that such shares have been sold pursuant to this offering.

(2) Gene R. Copeland controls Copeland Consulting Group, Inc. and he is therefore the beneficial owner of the shares.

(3) Includes shares that may be purchased upon exercise of options granted under our Equity Incentive Plan that are exercisable presently or within 60 days as follows: Robert C. Hartman, Jr.: 22,722 shares; Cathy
         Lea: 11,111 shares; Chris Blaise: 5,556 shares and Joe W. Green: 11,111 shares. The shares purchasable upon exercise of the options are not offered hereunder, and are expected to be offered pursuant to a Registration Statement on Form S-8.

(4)      Includes warrants to purchase 20,000 shares of eSoft common stock.

(5)      Includes warrants to purchase 50,000 shares of eSoft common stock.

(6)      Includes warrants to purchase 13,500 shares of eSoft common stock.

(7)      Includes warrants to purchase 14,000 shares of eSoft common stock.

(8)      Includes warrants to purchase 12,500 shares of eSoft common stock.

(9)      Includes warrants to purchase 35,000 shares of eSoft common stock.

(10) Includes warrants to purchase 100,000 shares of eSoft common stock and warrants to purchase 52,900 shares of eSoft common stock held by Pantheon Capital, Ltd., a company controlled by Daryl Yurek.

(11) Includes warrants to purchase 100,000 shares of eSoft common stock. W. Terrance Schreier controls Transition Partners Ltd. and he is therefore the beneficial owner of the shares held by Transition Partners Ltd.

(12)     Includes warrants to purchase 32,424 shares of eSoft common stock.

(13)     Includes warrants to purchase 40,394 shares of eSoft common stock.

(14)     Includes warrants to purchase 20,000 shares of eSoft common stock.

(15)     Includes warrants to purchase 13,600 shares of eSoft common stock.

(16)     Includes warrants to purchase 100,000 shares of eSoft common stock.

RELATIONSHIPS BETWEEN ESOFT AND CERTAIN SELLING STOCKHOLDERS

    Copeland Consulting Group, Inc., Daryl Yurek, Transition Partners Ltd. and CCRI each has served as an eSoft consultant within the last three years, and each received the shares of eSoft common stock offered by this Prospectus as partial compensation for such services. Mr. Farlow served as our President from September to November 1997, and Mr. Hartman currently serves as our vice-president of engineering. Ms. Lea, Mr. Blaise and Mr. Green are each employed by us in non-executive positions. Everen Securities has acted as our financial advisor in a variety of transactions, including our recent merger with Apexx Technology, Inc. CM Oliver & Co., Cruttendon Roth, Inc., Michel Cornis and Vail Securities Investment, Inc. each acted as placement agents or subagents in connection with our June 1998 private placement of eSoft common stock, and Pantheon Capital, Ltd. was an eSoft consultant in connection with that offering.

                        DESCRIPTION OF ESOFT COMMON STOCK

    The following is a summary description of our common stock. Investors are urged to review our certificate of incorporation, as amended to date, which has been filed as an exhibit to a registration statement filed with the Securities and Exchange Commission.

GENERAL

         We are authorized to issue 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. The holders of eSoft common stock are entitled to vote at all meetings of stockholders, to receive dividends if, as, and when declared by the board of directors, and to participate in any distribution of property or assets on the liquidation, winding up, or other dissolution of eSoft. eSoft common stock has no preemptive or conversion rights.

CHANGE IN CONTROL PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

         Certain provisions of our Amended and Restated Certificate of Incorporation and Bylaws may make it difficult to change control of eSoft.
Article 4 of the Amended and Restated Certificate of Incorporation allows our board of directors to determine or alter the rights, preferences, privileges, and restrictions to be granted to or imposed upon any wholly unissued series of preferred stock, to fix the number of shares that constitute any series of preferred stock, and to determine the designation and series of preferred stock.
Article III of the Bylaws establishes what is known as a "classified board of directors," with three classes of directors designated as Class I, Class II, and Class III. Each class is elected to serve for a three year term, with each class up for election in different years so that in any one year, only one-third of all directors are up for election. At each annual meeting of stockholders, the successors to the class of directors whose terms expire at that meeting are elected to serve as directors for a three year term.

MARKET PRICE OF ESOFT COMMON STOCK

         On March 16, 1998, eSoft completed a public offering of its common stock in Canada on the Vancouver Stock Exchange. On August 6, 1998, eSoft's stock began trading on the Nasdaq SmallCap Market under the symbol "ESFT." eSoft delisted from the Vancouver Stock Exchange on September 9, 1998.

         The range of high and low bid quotations for eSoft common stock as quoted (without retail markup or markdown and without commissions) on the Nasdaq SmallCap Market and the Vancouver Stock Exchange for the past fiscal year and the first and second quarters of the current fiscal year is provided below. The figures shown below do not necessarily represent actual transactions:

                                                                        HIGH               LOW
1999
   Third Quarter (through September 6, 1999)                            $4.63              $2.63
   Second Quarter                                                       $4.75              $2.13
   First Quarter                                                        $5.94              $2.75

1998
   Fourth Quarter                                                       $7.50              $2.13
   Third Quarter                                                        $8.00              $2.88
   Second Quarter                                                       $5.35              $4.25
   First Quarter                                                        $9.00              $4.95

   There are approximately 150 record holders of eSoft common stock. The transfer agent for the eSoft common stock is The Trust Company of the Bank of Montreal with offices at First Bank Tower 6th Floor, 595 Burrard Street, Vancouver, B.C. V7X1L7.

DIVIDENDS

   We intend, for the foreseeable future, to retain all earnings, if any, for the development of our business opportunities. The payment of future dividends will be at the discretion of our board of directors and will depend upon, among other things, future earnings, capital requirements, our financial condition and general business conditions.

                              PLAN OF DISTRIBUTION

   We are registering these shares of eSoft common stock on behalf of the Selling Stockholders. The eSoft common stock covered by this Prospectus may be offered and sold by the Selling Stockholders, or by purchasers, transferees, donees, pledgees or other successors in interest, directly or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, commissions or similar selling expenses paid by a Selling Stockholder or by a purchaser of these shares on whose behalf such broker-dealer may act as agent. Sales and transfers of these shares may be effected from time to time in one or more transactions, in private or public transactions, on the Nasdaq, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at negotiated prices, without consideration or by any other legally available means. Any or all of these shares may be sold from time to time by means of:

   o a block trade, in which a broker or dealer attempts to sell these shares as agent but may position and resell a portion of these shares as principal to facilitate the transaction;

   o purchases by a broker or dealer as principal and the subsequent sale by such broker or dealer for its account pursuant to this Prospectus;

   o ordinary brokerage transactions (which may include long or short sales) and transactions in which the broker solicits purchasers;

   o     the writing (sale) of put or call options on these shares;

   o the pledging of shares as collateral to secure loans, credit or other financing arrangements and, upon any subsequent foreclosure, the disposition of shares by the lender thereunder; and

   o     any other legally available means.

   To the extent required with respect to a particular offer or sale of these shares, a prospectus supplement will be filed and will accompany this Prospectus, to disclose (a) the number of shares to be sold, (b) the purchase price, (c) the name of any broker, dealer or agent effecting the sale or transfer and the amount of any applicable discounts, commissions or similar selling expenses, and (d) any other relevant information.

   The Selling Stockholders may transfer these shares by means of gifts, donations and contributions. This Prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the shares received by them, directly or through brokers, dealers or agents and in private or public transactions; however, if sales pursuant to this prospectus by any such recipient could exceed 500 shares, a prospectus supplement would be required to be filed to identify the recipient as a Selling Stockholder and disclose any other relevant information. Such prospectus supplement would be required to be delivered, together with this Prospectus, to any purchaser of such shares.

   In connection with distributions of these shares or otherwise, the Selling Stockholders may enter into hedging transactions with brokers, dealers or other financial institutions. In connection with such transactions, brokers, dealers or other financial institutions may engage in short sales of eSoft common stock in the course of hedging the positions they assume with Selling Stockholders. To the extent permitted by applicable law, the Selling Stockholders also may sell these shares short and redeliver the shares to close out such short positions.

   The Selling Stockholders and any broker-dealers who participate in the distribution of the shares may be deemed to be "underwriters" under the Securities Act of 1933 and any discounts, commissions or similar selling expenses they receive and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts. The Selling Stockholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of these shares against certain liabilities, including liabilities arising under the Securities Act of 1933. The aggregate net proceeds to the Selling Stockholders from the sale of these shares will be the purchase price of the shares less any discounts, concessions or commissions.

   Each of the Selling Stockholders is acting independently of us in making decisions with respect to the timing, price, manner and size of each sale. We have not engaged any broker, dealer or agent in connection with the distribution of these shares. There is no assurance, therefore, that the Selling Stockholders will sell any or all of the shares. In connection with the offer and sale of the shares, we have agreed to make available to the Selling Stockholders copies of this prospectus and any applicable prospectus supplement and have informed the Selling Stockholders of the need to deliver copies of this Prospectus and any applicable prospectus supplement to purchasers at or prior to the time of any sale of the shares covered by this Prospectus.

   The shares covered by this Prospectus may qualify for sale pursuant to
Section 4(1) of the Securities Act of 1933 or Rule 144 promulgated thereunder, and may be sold pursuant to such provisions rather than pursuant to this Prospectus.

   We have agreed to pay all of the expenses incident to the registration of the shares, other than discounts and selling concessions or commissions, if any. We have agreed to indemnify certain of the Selling Stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933.

                             VALIDITY OF SECURITIES

        Davis, Graham & Stubbs LLP, one of our law firms, will issue an opinion about the legality of the securities offered hereby.

                                     EXPERTS

   The financial statements of eSoft, Inc. as of December 31, 1998 and for each of the two years in the period ended December 31, 1998 incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated by reference herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.